Exhibit 99.1

December 15, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

H. ALLEN FRANKLIN TO RETIRE FROM VULCAN MATERIALS

BOARD OF DIRECTORS

Birmingham, Ala. – December 15, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced that H. Allen Franklin is retiring from the Company’s Board of Directors, effective December 31, 2014 due to health reasons.

Mr. Franklin, who joined the Board in 2001, is the former Chairman, President and Chief Executive Officer of Southern Company. During his tenure at Vulcan, he served on the Board’s Executive, Audit, Compensation, and Safety, Health and Environmental Affairs committees.

“On behalf of the Board of Directors, I would like to thank Allen for his innumerable contributions to Vulcan over the last 13 years,” said Don James, Chairman of Vulcan’s Board of Directors. “Allen’s leadership and dedication to Vulcan helped the Company to achieve years of record results as well as to navigate through the worst economic downturn in our industry’s history. His thoughtful guidance and support will serve as a benchmark for future directors to follow. We are grateful for his distinguished service and wish him the best in the future.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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